EXHIBIT 10.1

CONFIDENTIAL TREATMENT REQUEST. CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

                COLLABORATIVE RESEARCH AND DEVELOPMENT AGREEMENT




                                 By and Between



                  AVENTIS RESEARCH & TECHNOLOGIES GMBH & CO. KG



                                       and



                                  NANOGEN, INC.








                               September 27, 1999


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                                TABLE OF CONTENTS

                                                           Page

1.   Definitions.............................................1

2.   Research Programs.......................................6

3.   Payment.................................................7

4.   Reports and Records.....................................8

5.   Confidentiality and Non-disclosure......................9

6.   Intellectual Property Licenses..........................9

7.   Intellectual Property and Patent Rights.................9

8.   Term and Termination...................................10

9.   Contemplated Commercial Terms..........................11

10.  Representations and Warranties.........................12

11.  Disclaimers............................................13

12.  Insurance..............................................13

13.  Notices................................................13

14.  Dispute Resolution.....................................14

15.  Miscellaneous..........................................14

Exhibits

Exhibit A         Annual Budget
Exhibit B         Program Inventions
Exhibit C         Research Programs
Exhibit D         CPR Procedures

                                     -i-

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                COLLABORATIVE RESEARCH AND DEVELOPMENT AGREEMENT


         THIS COLLABORATIVE RESEARCH AND DEVELOPMENT AGREEMENT is entered into as of September 27, 1999 by and between AVENTIS RESEARCH & TECHNOLOGIES GMBH & CO. KG, a German company, having a place of business at Industrial Park Hoechst, Building G830, D-65926 Frankfurt am Main, Germany (hereinafter, "Aventis R&T"), and NANOGEN, INC., a Delaware corporation, having its principal office and place of business at 10398 Pacific Center Court, San Diego, California 92121 (hereinafter, "Nanogen").

                              W I T N E S S E T H :

         WHEREAS, Nanogen has developed certain technology related to electronically addressable microchip oligonucleotide arrays ("Nanogen Array Technology"); and

         WHEREAS, Aventis R&T wishes to fund a collaborative research and development program at Nanogen relating to the application of Nanogen Array Technology for the development of a high throughput screening microtiter plate kinase assay system (the "HTS Kinase Assay Program") and a gene expression assay system (the "Gene Expression Assay Program"); and

         WHEREAS, Aventis R&T and Nanogen wish to perform certain research and development activities as contemplated in the HTS Kinase Assay Program and the Gene Expression Assay Program.

         NOW THEREFORE, in consideration of the mutual covenants and undertakings contained herein, the parties hereby agree as follows:

         1.       DEFINITIONS  As used in this Agreement:

         1.1 "Affiliate" shall mean any corporation or other business entity controlled by or in common control of a party. "Control" as used herein shall mean the ownership directly or indirectly of fifty percent (50%) or more of the voting stock of a corporation or a fifty percent (50%) or greater interest in the income of such corporation or other business entity or the ability otherwise of a party to secure that the affairs of such corporation or other business entity are managed in accordance with its wishes.

         1.2 "Agreement" shall mean this Agreement and any exhibits, appendices, attachments or addenda hereto, and any renewals or extensions of this Agreement.

         1.3 "Aventis R&T Intellectual Property" shall mean and include all patentable and unpatentable inventions, ideas, discoveries, improvements, design rights, semiconductor mask works, works of authorship, trade secrets, know-how and any equivalents thereof which are in existence as of the Effective Date or thereafter, as are necessary to make, have made, use or sell a Product and are owned by or licensed to Aventis R&T. In the event any patentable and

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unpatentable inventions, ideas, discoveries, improvements, design rights, semiconductor mask works, works of authorship, trade secrets, know-how and any equivalents thereof which are in existence as of the Effective Date or thereafter, as are necessary to make, have made, use or sell a Product and are owned by or licensed to Affiliates of Aventis R&T, Aventis R&T shall use its best efforts to secure for Nanogen a worldwide, royalty-free license or covenant not to sue from such Affiliate(s).


         1.3 "Aventis R&T Patent Rights" shall mean all patents and patent applications owned by or licensed to Aventis R&T, which are in existence as of the Effective Date or thereafter, and which contain a claim necessary to make, have made, use or sell a Product, including all divisionals, continuations, continuations-in-part, re-examinations, reissues, and all foreign equivalents of any of the foregoing in whole or in part. In the event any patents and patent applications owned by or licensed to Affiliates of Aventis R&T which are in existence as of the Effective Date or thereafter, and which contain a claim necessary to make, have made, use or sell a Product, including all divisionals, continuations-in-part, re-examinations, reissues, and all foreign equivalents of any of the foregoing in whole or in part, Aventis R&T shall use its best efforts to secure for Nanogen a worldwide, royalty-free license or covenant not to sue from such Affiliate(s).

         1.4 "Effective Date" shall mean November 1, 1999.

         1.5 "Executive Committee" shall mean a committee which shall (i) be responsible for overseeing the Research Management Committee, (ii) set strategic goals under this Agreement, (iii) approve annual budgets for the Research Program, (the budget for the period from the Effective Date through December 31, 2000 (the "Initial Term") is set forth in Exhibit A hereto), (iv) establish research milestones and (v) decide when milestones have been completed. The Executive Committee shall consist of three (3) members appointed by Nanogen and three (3) members appointed by Aventis R&T. All decisions of the Executive Committee must be by unanimous consent of all members of the Executive Committee. In consideration of the fact that Affiliates of Aventis R&T may have an interest in the progress of the research and development activities hereunder, the parties will grant a limited number of Aventis R&T Affiliate senior management or technical representatives non-voting visitation rights to attend Executive Committee meetings. Aventis R&T will provide Nanogen with advance written notice of the names and titles of any such visitors pursuant to this Paragraph.

         1.6 "Nanogen Intellectual Property" shall mean and include all patentable and unpatentable inventions, ideas, discoveries, improvements, design rights, semiconductor mask works, works of authorship, trade secrets, know-how and any equivalents thereof which are in existence as of the Effective Date or thereafter, are necessary to make, have made, use or sell a Product and are owned by or licensed to Nanogen or its Affiliates.

         1.7 "Nanogen Patent Rights" shall mean all patents and patent applications owned by or licensed to Nanogen or its Affiliates which are in existence as of the Effective Date or thereafter, and which contain a claim necessary to make, have made, use or sell a Product, including all divisionals, continuations, continuations-in-part, re-examinations, reissues, and all foreign equivalents of any of the foregoing in whole or in part.

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         1.8 "Products" shall mean products or applications developed pursuant to this Agreement utilizing jointly developed technology.

         1.9 "Program Inventions" shall mean and include all patentable and unpatentable inventions, ideas, discoveries, improvements, design rights, semiconductor mask works, works of authorship, trade secrets, know-how and any equivalents thereof, and any patent applications or patents based thereon, made or conceived by either party during and as a result of the Research Programs, all of which shall be identified in Exhibit B to this Agreement, which Exhibit shall be amended from time to time as warranted.

         1.10 (a) "Reimbursable Costs" shall mean all direct and indirect costs incurred by Nanogen in performing its obligations under this Agreement, which may include without limitation, as applicable:

                  (i)  salaries and wages,

                  (ii)  payroll taxes,

                  (iii)  contract labor,

                  (iv)  fringe benefits,

                  (v) expenses incurred in occupying facilities (including leasehold improvements) and equipment-related expenses, excluding depreciation and amortization expenses,

                  (vi)  recruitment and relocation,

                  (vii)  communications expense,

                  (viii)  supplies,

                  (ix)  development and prototype materials,

                  (x)  freight and transportation,

                  (xi)  training and education,

                  (xii)  travel expenses,

                  (xiii)  data processing costs,

                  (xiv) patent, trademark and license fees and filing, prosecution and maintenance expenses for Program Inventions as set forth in Exhibit B,

                  (xv)  insurance,

                  (xvi)  professional services,

                  (xvii) depreciation and amortization of facilities (including leasehold improvements) and equipment,

                  (xviii) a financing charge for capital acquisitions made by Nanogen for use in performing work under this Agreement,

                  (xix)  outside purchased services,

                  (xx) sales and use taxes (including such taxes applicable to the acquisition, use, transfer or deemed transfer of property),

                  (xxi) periodic lease and rental payments under capital or financing leases,

                  (xxii) costs of applying for regulatory approvals on Products approved by the Executive Committee, and fees payable to governmental agencies, including the United States Food and Drug Administration (the "FDA") and comparable foreign regulatory authorities, including expenses resulting from generation of chemical, toxicological, microbiological and pharmacological data and techniques, clinical data and product formulations and specifications, and

                  (xxiii) periodic and special reports, including reports to the Research Management Committee.

         (b) In determining Reimbursable Costs, Nanogen will employ the following accounting policies:

                  (i) General use capital equipment, facilities and leasehold improvements will be assigned an estimated economic useful life and salvage value, if any, and depreciation and amortization will be computed using the straight-line method. Depreciation and amortization will be allocated to Reimbursable Costs under this Agreement directly or through overhead rates applied to direct head count.

                  (ii) Such capital equipment purchased pursuant to agreement between both parties for use in connection with this Agreement will be charged directly against the budget in the quarter the expense was incurred.

                  (iii) Total facilities expenses of Nanogen, excluding leasehold improvement amortization allocated to specific functional areas and net of any sublease revenues, will be allocated to Reimbursable Costs under this Agreement based on the ratio of direct personnel engaged in work under this Agreement to the total Nanogen head count.

                  (iv) General and administrative expenses of Nanogen will be allocated to this Agreement directly or based on the ratio of total Reimbursable Costs to total operating expenses of Nanogen, excluding (in both instances) general and administrative expenses subject to such allocation, as agreed between the Controllers of both parties.

                  (v) All other indirect expenses not covered in Paragraphs (i) through (iv) of this Paragraph 1.11(b) which are in support of the Research Program will be allocated to Reimbursable Costs under this Agreement through overhead rates applied to Nanogen direct head count, as agreed between the Controllers of both parties.

         (c) The term "capital acquisition" as used herein shall mean that portion of capital equipment, facilities, leasehold improvements or other property, whenever acquired by Nanogen, which are capitalized on Nanogen's accounting records and which are either: (i) purchased directly by Nanogen; (ii) financed by Nanogen under a conditional sale contract; (iii) financed by Nanogen through a secured loan; or (iv) assets constructed in-house by Nanogen. Assets acquired under capital or financing leases will not be considered capital acquisitions for purposes of this Paragraph.

         (d) With respect to capital acquisitions financed by Nanogen with specific borrowing, the financing charge referred to above will be in the amount and at the time of the actual financing costs incurred by Nanogen. With respect to capital acquisitions not financed by Nanogen with specific borrowing, the financing charge will be based on the prime lending rate in effect from time to time at Citibank N.A., New York, New York, plus two (2) percentage points, to the extent permitted by applicable law, applied to Nanogen's net book value. "Net book value" is defined as the gross capital acquisition value excluding capital acquisitions financed by Nanogen with specific borrowing, less related accumulated depreciation and amortization. The financing charge for each billing period will be prorated to the extent depreciation or amortization of the capital acquisitions has been allocated to work other than work under this Agreement during such period. The financing charge will be calculated monthly based on the net book value at the end of the preceding fiscal month.

         1.12 "Research Management Committee" shall mean a committee which shall be responsible for preparing the Research Programs and supervising, managing and monitoring the progress of the Research Programs, for conducting marketing studies and for facilitating the open exchange of information between the parties. The Research Management Committee shall consist of two (2) employees of Aventis R&T and two (2) employees of Nanogen, at least one of whom from each company shall be at the research director level (or equivalent) or higher. Decisions that are not taken unanimously by the Research Management Committee are to be referred to the Executive Committee for resolution. In consideration of the fact that Affiliates of Aventis R&T may have an interest in the progress of the research and development activities hereunder, the parties will grant a limited number of Aventis R&T Affiliate senior management or technical representatives non-voting visitation rights to attend Research Management Committee meetings. Aventis R&T will provide Nanogen with advance written notice of the names and titles of any such visitors pursuant to this Paragraph.

         1.13 "Research Programs" shall consist of the HTS Kinase Assay Program and the Gene Expression Assay Program and shall mean the cumulative endeavors of the parties to produce Products in accordance with the specifications, timetables, milestones, reports and deliverables, as set forth in Exhibit C hereto, as it may be amended from time to time.

         2.       RESEARCH PROGRAMS

         2.1 Each of Aventis R&T and Nanogen shall use reasonable efforts to perform their respective activities in accordance with the Research Programs. Subject to the terms and conditions of this Agreement, Aventis R&T and Nanogen are free to independently develop, market and sell any products other than Products.

         2.2 Each of Aventis R&T and Nanogen shall promptly notify the other party, in writing, through the Research Management Committee, of the existence of any new Program Inventions.

         2.3 The Research Management Committee shall meet from time to time, but at least once every three (3) months during the term of this Agreement, alternating between the headquarters of Aventis R&T and Nanogen or at a mutually agreed location or by telephonic or videoconference, to: (a) review progress and ongoing resource allocation and budgeting matters of the Research Programs; (b) amend the Research Programs as agreed by the parties; (c) disclose Program Inventions which have not previously been disclosed in accordance with Paragraph 2.2; and (d) review the status of patent filings with respect to Program Inventions. All decisions taken by the Research Management Committee must be by unanimous consent of all the members of the Research Management Committee. In order to facilitate the disclosure of Program Inventions and the review of the status of patent filings with respect to Program Inventions, patent attorneys for Aventis R&T and Nanogen may participate in all such meetings.

         2.4 Within five (5) business days following each meeting pursuant to Paragraph 2.3, the Research Management Committee shall cause to be prepared a written summary of such meeting, which summary shall include, at a minimum: (a) a list of all Program Inventions which have come into existence since the Effective Date or since the previous meeting, whichever is applicable; (b) all patent filings with respect to Program Inventions since the Effective Date or since the previous meeting, whichever is applicable; and (c) a report regarding the progress of the Research Programs, which shall include the tracking of the Research Program to budget and a report on any material budgetary implications for changes to the Research Program. Such written summary shall be provided to the Executive Committee.

         2.5 The Executive Committee shall meet from time to time, but at least once every three (3) months during the term of this Agreement, alternating between the headquarters of Aventis R&T and Nanogen, a mutually agreed location or by telephonic or video conference, to: (a) receive a report on the progress of the Research Programs by the Research Management Committee; (b) review the strategic goals pursuant to this Agreement; (c) approve annual budgets under the Research Programs and review the progress of the Research Programs against the budget; (d) establish, review and revise milestones where appropriate, and (e) determine the level of progress toward achievement of milestones and determine milestone completion. Within five (5) business days after each meeting, the Executive Committee shall cause minutes to be prepared and distributed to each party accurately documenting such meeting.

         2.6 Aventis R&T and Nanogen may, upon reasonable notice during normal business hours, (a) consult informally, during such visits and by telephone or videoconference, with personnel of the other party performing work on the Research Programs, and (b) with the other party's prior approval, which approval shall not be unreasonably withheld, visit the sites of any tests or experiments being conducted by such other party in connection with the Research Programs, but only to the extent in each case as such trials or other experiments relate to the Research
Programs. On such visits an employee of the host company conducting the research or development activities shall accompany the employee(s) of the visiting party. If requested by the visiting party, the other party shall cause appropriate individuals working on the Research Programs to be available for meetings at the location of the facilities where such individuals are employed at times reasonably convenient to the party responding to such request. All information revealed to representatives of Aventis R&T and Nanogen during the visits and consultations provided for in this Paragraph 2.5 shall be treated as confidential information in accordance with Paragraph 5 of this Agreement.

         3.       PAYMENT.

         3.1 Upon execution of this Agreement, Aventis R&T shall pay Nanogen an up-front fee of Two Million Dollars ($2,000,000) (the "Up Front Fee").

         3.2 Aventis R&T shall pay all of its own research and development costs and shall pay all of Nanogen's Reimbursable Costs incurred in performing its obligations under this Agreement (the "Fee"). Neither party makes any warranty that these costs and fees will be sufficient to complete the Research Program. The Fee shall be payable by Aventis R&T to Nanogen as follows:

         (a) The budget for the Initial Term is attached as Exhibit A. Funding for the Initial Term shall be guaranteed by Aventis R&T. In the event this Agreement is extended beyond its Initial Term, the Research Management Committee shall develop successive annual budgets for the Research Programs, including anticipated quarterly expenditures by each party. The Research Management Committee shall meet at least ninety (90) days prior to the expiration of the Initial Term to determine whether the Agreement will be extended through calendar year 2001 and, if so, to prepare an annual budget for that annual period. The Research Management Committee shall submit the final budget for calendar year 2001 to the Executive Committee for its review and approval at least forty-five (45) days prior to the expiration of the Initial Term. The Executive Committee shall review such budget and inform the Research Management Committee of its determination with respect to same within thirty (30) days following its receipt of same. If the budget is not approved, the Research Management Committee shall confer with the Executive Committee to attempt to develop a mutually acceptable budget. If the Executive Committee cannot resolve the dispute, then such dispute shall be resolved in accordance with the provisions of Paragraph 13 hereof. Unless otherwise agreed in writing between the parties, the maximum funding from Aventis R&T for the Research Programs, including the Up Front Fee, shall not exceed Twelve Million Dollars ($12,000,000).

         (b) The Fee shall be payable to Nanogen in quarterly installments commencing on November 1, 1999. Each quarterly installment shall be due not later than five (5) business days following the first day of each quarter. Should a major positive balance arise due to underuse of the budget, this will be balanced with the fourth quarter payment in each year. All installments shall be based upon an estimate of the Reimbursable Costs expected to be incurred by Nanogen during its next quarterly period beginning on such date, up to a maximum of Nanogen's budgeted amount for such quarter. Such estimate shall be set forth in an invoice prepared by Nanogen in reasonable detail, signed by a duly authorized officer of Nanogen and submitted to the Research Management Committee at least twenty (20) days prior to the beginning of the quarterly period with respect to which such payment is to be made. Each such invoice shall be due and payable in full by Aventis R&T prior to the beginning of such quarterly period. Beginning with the second invoice under this Agreement, such invoice shall include a reconciliation and adjustment for the period covered by the preceding invoice to reflect any difference between actual Reimbursable Costs incurred by Nanogen and estimated Reimbursable Costs for such period, up to a maximum of Nanogen's budgeted amount for such quarter. Any amounts in excess of the budgeted amount shall be subject to the review and approval of the Executive Committee.

         3.3 If Aventis R&T fails to make prompt and timely payment, Nanogen may give written notice thereof, and unless Aventis R&T within fifteen (15) days following receipt of such notice makes such payment, Nanogen may at any time thereafter until Aventis R&T makes such payment suspend the research and development services under this Agreement on written notice to Aventis R&T.

         3.4 In the event Nanogen, in the course of its research under this Agreement, is required to lease equipment which Nanogen would ordinarily not otherwise be required to lease, and Aventis R&T agrees to such lease, Aventis R&T will be responsible for such lease payments.

         4.       REPORTS AND RECORDS.

         4.1 Aventis R&T and Nanogen shall provide to the Research Management Committee within forty-five (45) days following the end of each quarterly period, a report in such reasonable detail as the Research Management Committee may request setting forth:

         (a) the Reimbursable Costs incurred by Nanogen and the costs incurred by Aventis R&T in performing its obligations under the Research Program during such period;

         (b) the work performed by such party during such period; and

         (c) the status of the research and development at the end of the period.

         4.2 Nanogen shall keep and maintain, in accordance with generally accepted accounting principles and practices, proper and complete records and books of account documenting all Reimbursable Costs. Each party agrees to permit either nationally recognized certified public accountants or Controllers from the other party to verify on a once annually basis the Reimbursable Costs or costs billed or incurred pursuant to this Agreement; and Nanogen shall provide annually a certification by nationally recognized certified public accountants or its internal Controller as to Reimbursable Costs billed to Aventis R&T in that year. Aventis R&T will keep confidential, and will not disclose to any third party, except such disclosures as may be required by law, without the prior written consent of Nanogen, information in statements delivered to Aventis R&T or obtained by Aventis R&T through access of its independent certified public accounting firm or Controller to the books and records of Nanogen. Aventis R&T shall provide similar access and similar certifications to Nanogen regarding its costs incurred under the Research Programs and Nanogen shall similarly keep such information confidential.

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         5.       CONFIDENTIALITY AND NON-DISCLOSURE.

         5.1 That certain Mutual Confidential Disclosure Agreement effective as of February 20, 1997, between Aventis R&T and Nanogen, (the "Confidentiality Agreement"), shall remain in full force and effect.

         6.       INTELLECTUAL PROPERTY LICENSES.

         6.1 (a) Aventis R&T hereby grants to Nanogen, solely during the term of this Agreement, a worldwide, royalty-free, nonexclusive license in and to Aventis R&T Intellectual Property and Aventis R&T Patent Rights, solely for use in research and development activities pursuant to the Research Programs under this Agreement.

                  (b) Nanogen hereby grants to Aventis R&T, solely during the term of this Agreement, a worldwide, royalty-free, nonexclusive license in and to Program Inventions, Nanogen Intellectual Property and Nanogen Patent Rights, solely for use in research and development activities pursuant to the Research Programs under this Agreement.

         6.2 Except as provided therein, the licenses granted in accordance with Paragraphs 6.1(a) and (b) do not include a right to grant sublicenses.

         6.3 In the event that any substantial and continuing infringement of any of the Aventis R&T Patent Rights or Nanogen Patent Rights licensed hereunder comes to the attention of either party hereto, such party shall promptly notify the Executive Committee, which Committee will determine an appropriate action in accordance with its authority.

         7.       INTELLECTUAL PROPERTY AND PATENT RIGHTS.

         7.1 The entire right, title and interest in and to all Program Inventions shall be owned by Nanogen, subject to the license granted to Aventis R&T pursuant to Paragraph 6.1 (b).

         7.2 Each party hereto promptly shall disclose to the other party the making, conception or reduction to practice of Program Inventions by employees or others acting on behalf of such party.

         7.3 Following any disclosure of Program Inventions pursuant to Paragraph 2.2 and Paragraph 7.2, Nanogen shall, in its sole discretion, determine whether patent applications should be prepared and filed for such disclosed Program Inventions. Nanogen shall inform Aventis R&T of the filing of all patent applications relating to Program Inventions. In the event Nanogen determines not to file a patent application covering a particular Program Invention in a particular country or countries, Aventis R&T may, after written waiver by Nanogen, file such patent application in such country or countries and shall pay, without right to reimbursement thereof, all costs and expenses for filing, prosecution and maintenance of such patent applications in such country or countries. Such patent applications filed hereunder shall remain, for purposes of this Agreement, Program Inventions as defined herein.

         7.4 Upon request, each party shall execute and deliver to the other all descriptions, applications, assignments and other documents and instruments as are necessary or proper to carry out the provisions of Paragraphs 7.1, 7.2 and 7.3 without further compensation, and the parties shall cooperate with and assist each other or their nominees in all reasonable ways and at all reasonable times, including, but not limited to, testifying in all legal proceedings, signing all lawful papers and in general performing all lawful acts reasonable, necessary or proper, to aid in obtaining, maintaining, defending and enforcing all lawful patents, copyrights, trade secrets, and related know-how.

         7.5 Except as otherwise provided in this Agreement, under no circumstances shall either party, as a result of this Agreement, obtain any ownership interest or other right in any technology, know-how, trade secrets, patents, pending patent applications or products of the other party, including items owned, controlled or developed by the other, or transferred by the other to such party at any time pursuant to this Agreement. During the term of this Agreement and upon its expiration or termination, all Program Inventions arising hereunder shall be the sole property of Nanogen subject to the license granted to Aventis R&T pursuant to Paragraph 6.1 (b). It is understood and agreed by the parties hereto that this Agreement does not grant to either party any license or other right, other than the licenses granted in Paragraph 6 or the assignments granted in this Paragraph 7.

         7.6 (a) During the term of this Agreement, Aventis R&T and Nanogen each acknowledge each other's interest in publishing certain of its results to obtain recognition within the scientific community and to advance the state of scientific knowledge. Each party also recognizes the mutual interest in obtaining valid patent protection and protecting business interests. Consequently, each party, its employees or consultants wishing to make a publication (including any oral disclosure made without obligation of confidentiality) relating to work performed by such party as part of the Research Program (the "Publishing Party") shall transmit to the Research Management Committee a copy of the proposed written publication at least forty-five (45) days prior to submission for publication, or an outline of such oral disclosure at least fifteen (15) days prior to presentation. The Research Management Committee shall have the right (i) to propose modifications to the publication for patent reasons and (ii) to request a reasonable delay in publication in order to protect patentable information.

             (b) If the Research Management Committee requests such a delay, the Publishing Party shall delay submission or presentation of the publication for a period of ninety (90) days to enable Nanogen to prepare and file patent applications protecting its rights in such information to be filed in accordance with this Article 7. Upon the expiration of forty-five (45) days, in the case of proposed written disclosures, or fifteen (15) days, in the case of proposed oral disclosures, from transmission to the Research Management Committee, the Publishing Party shall be free to proceed with the written publication or the presentation, respectively, unless the Research Management Committee has requested the delay described above.

         8.       TERM AND TERMINATION.

         8.1 The Initial Term of this Agreement shall be for the period from the Effective Date through December 31, 2000 with an option to extend the term of this Agreement for additional one (1) year periods upon mutual agreement of Aventis R&T and Nanogen. Funding for the Initial Term shall be guaranteed by Aventis R&T. This Agreement will terminate upon the earliest of:

         (a) the institution of voluntary or involuntary proceedings by or against either party in bankruptcy, or under any insolvency law, or for corporate reorganization pursuant to Chapter 11 of the Bankruptcy Code or similar provision, the appointment of a receiver, or petition for the dissolution of such party for the benefit of creditors;

         (b) (i) the date mutually agreed to in writing for termination by both parties or (ii) the date Aventis R&T provides written notice of termination for any reason after the expiration of the Initial Term, subject to the proviso in both (i) and (ii) above that funding for the Initial Term shall be guaranteed by Aventis R&T , and further subject to the proviso that, in the event the Agreement is not extended beyond the Initial Term or is terminated for any reason during the 2001 calendar year, the provisions of Paragraph 8.3 shall apply; or

         (c) as otherwise provided in this Agreement.

         8.2 Subject to the guaranteed funding requirement for the Initial Term as set forth in Paragraphs 3.2 (a) and 8.1 above and subject to the payments required under Paragraph 8.3 below, this Agreement may be terminated by either party upon default or breach of a material obligation or condition by the other party, such termination being effective sixty (60) days after receipt by the alleged defaulting or breaching party of written notice of such termination under this Paragraph specifying the default or breach; provided, however, that if the default or breach is cured or shown to be nonexistent within the sixty
(60) day period after receipt of written notice, the notice shall be deemed automatically withdrawn and of no effect.

         8.3 In case the Agreement is not extended beyond the Initial Term or, if extended, is terminated for any reason at any time during the first six (6) months of the 2001 calendar year, Aventis R&T shall be obliged to pay Nanogen for Reimbursable Costs at a maximum of the agreed budgeted level for three (3) months following such notice. In case the Agreement is extended beyond the Initial Term but is terminated for any reason at any time during the last six
(6) months of the 2001 calendar year, Aventis R&T shall be obliged to pay Nanogen for Reimbursable Costs at a maximum of the agreed budgeted level up to and including December 31, 2001. Any excess budget already prepaid as of the date of termination shall be reconciled against the amounts due hereunder. In either case, Nanogen shall use it reasonable efforts to minimize such costs.

         8.4 All records required to be maintained pursuant to Paragraph 4.2 shall be retained for a period of at least three (3) years following the termination of this Agreement.

         9.       CONTEMPLATED COMMERCIAL TERMS.

         9.1 In the event the Agreement is extended beyond the Initial Term and Aventis R&T has committed to fully funding the Agreement through calendar year 2001, the parties will meet no later than October 1, 2001 to discuss the terms for commercialization of Products hereunder. As currently contemplated, the parties agree as follows:

                  (a) Nanogen will retain full commercial rights to make, use, have made and sell Products. In the event Nanogen commercializes HTS Kinase Assay Products, Nanogen shall pay Aventis R&T a royalty of *** Nanogen will not be obligated to pay Aventis R&T any royalties on the sale of Gene Expression Products hereunder.

                  (b) Aventis R&T will grant to Nanogen a perpetual, worldwide, royalty-free non-exclusive license, without the right to sublicense except to its Affiliates and manufacturing partners, in and to all Aventis R&T Intellectual Property and Aventis R&T Patent Rights and will secure for Nanogen and its Affiliates all necessary licenses or covenants not to sue from Aventis R&T Affiliates to enable Nanogen and its Affiliates to make, have made, use and sell Products.

                  (c ) Nanogen will grant to Aventis R&T a perpetual worldwide, royalty-free, non-exclusive license, without the right to sublicense except to its Affiliates, in and to all Program Inventions, Nanogen Intellectual Property and Nanogen Patent Rights solely for the noncommercial, research-only use in connection with internal HTS Kinase Assays and Gene Expression Assays. (For clarification, the license to Aventis R&T and its Affiliates covers the use of the enumerated intellectual property rights for internal use to make and use assays for the research and development of commercial drug products, but does not include the right to sell the assays or otherwise derive profit from the assays from third parties).

                  (d) The field of the contemplated license to Aventis R&T and its Affiliates will include only HTS Kinase Assay and Gene Expression Assay applications. No other rights are granted. If the parties wish to expand the field of the contemplated license to include additional applications beyond HTS Kinase Assays and Gene Expression Assays, they will engage in good faith discussions toward concluding such a license on terms to be agreed.

                  (e) It is the intention of the parties to conclude definitive documents reflecting the foregoing terms in this Paragraph 9, and other terms to be agreed, within ninety (90) days after the expiration of this Agreement.

         10.      REPRESENTATIONS AND WARRANTIES.

         10.1 Aventis R&T hereby represents and warrants to Nanogen that it has full authority and power to enter into this Agreement, that it has secured any and all necessary approvals, permits or consents deemed necessary or advisable for the consummation of the transactions contemplated hereby and that, upon execution by Aventis R&T and Nanogen, this Agreement shall immediately be a valid and binding obligation of Aventis R&T, enforceable in accordance with its terms.
         10.2 Nanogen hereby represents and warrants to Aventis R&T that it has full authority and power to enter into this Agreement, that it has secured any and all necessary approvals, permits or consents deemed necessary or advisable for the consummation of the transactions contemplated hereby and that, upon execution by Aventis R&T and Nanogen, this Agreement shall immediately be a valid and binding obligation of Nanogen enforceable in accordance with its terms.

***  - Confidential treatment requested.

         11.      DISCLAIMERS.

         11.1 THE PARTIES EACH HEREBY DISCLAIM ANY AND ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THEIR RESPECTIVE RESEARCH AND DEVELOPMENT EFFORTS HEREUNDER, INCLUDING, WITHOUT LIMITATION, (A) WHETHER ANY PRODUCT CAN BE SUCCESSFULLY DEVELOPED BY EITHER OF THE PARTIES, (B) WHETHER THE PRODUCTS AS DEVELOPED BY EITHER OF THE PARTIES HEREUNDER CAN BE COMMERCIALLY MARKETED, (C) THE ACCURACY, PERFORMANCE, UTILITY, RELIABILITY, TECHNOLOGICAL OR COMMERCIAL VALUE, COMPREHENSIVENESS, MERCHANTABILITY OR SUITABILITY FOR ANY PARTICULAR PURPOSE WHATSOEVER OF ANY PRODUCT, AND (D) WHETHER ANY PRODUCTS MANUFACTURED WILL NOT INFRINGE ANY THIRD-PARTY PATENT, COPYRIGHT OR SIMILAR RIGHT.

         12.      INSURANCE

         12.1 The parties shall each, at all times during the term of this Agreement, carry and maintain such insurance as each believes to be commercially reasonable against risks from actions contemplated under this Agreement. Such insurance shall be with insurers of recognized responsibility and may be carried under blanket policies maintained by each of the parties.

         13.         NOTICES

         13.1 Any notice, request, demand, waiver, consent, approval, or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally, by facsimile (upon receipt of appropriate written confirmation) or sent by registered or certified mail, return receipt requested, or by overnight courier service, postage prepaid as follows:

         If to Nanogen:

         Nanogen, Inc.
         10398 Pacific Center Court
         San Diego, California 92121
         Attn:  Chief Executive Officer
         Facsimile:  (858) 410-4949

         with a copy to:

         Nanogen, Inc.
         10398 Pacific Center Court
         San Diego, California  92121
         Attn:  General Counsel
         Facsimile:  (858) 410-4949
         and if to Aventis R&T:

         Aventis Research & Technologies GmbH & Co. KG
         Industrial Park Hoechst
         Gebaude G830
         D-65926 Frankfurt am Main
         Attn:  Dr. Rainer Henning
         Facsimile - 011-49-69-309588

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so received (in case of personal delivery, facsimile or overnight courier service delivery) or upon refusal to accept delivery thereof.

         14.      DISPUTE RESOLUTION.

         14.1 Every reasonable effort will be made by the parties hereto to resolve disputes arising hereunder with litigation as a last resort. Any dispute arising out of or relating to this Agreement which is not resolved by the Executive Committee or is not within the purview of the Executive Committee shall be submitted to the Chief Executive Officer of Nanogen and the President of Aventis R&T for resolution. If those officers cannot resolve the dispute with twenty (20) days of submission of such dispute, then within ten (10) days thereafter, either party may, but shall not be obligated to, initiate nonbinding mediation of the controversy or claim under the Center for Public Resources Model ADR Procedures for Mediation of Business Disputes attached hereto as Exhibit D (the "CPR Procedures"). Once the mediation is initiated by one party, the other party agrees to participate in and conduct mediation in accordance with the CPR Procedures in good faith and not to pursue other remedies while such mediation is proceeding. If neither party initiates mediation within ten
(10) days of the officers referenced above failing to resolve the dispute, or if the dispute has not been resolved by such mediation within sixty (60) days following initiation of mediation, either party may pursue all available remedies. All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the negotiation and mediation procedures set forth in this Paragraph 14 are pending. The parties will take such action, if any, as may be reasonably be required to effectuate such tolling. Notwithstanding the foregoing, the remedy at law for any breach of the provisions of this Agreement may be inadequate, and, accordingly, an aggrieved party seeking equitable relief or remedies for such a breach shall have the right and is hereby granted the privilege, in addition to all other remedies at law or in equity, to proceed directly in a court of competent jurisdiction to seek temporary or preliminary equitable relief. Each party shall pay its own costs incurred in attempting to resolve a dispute pursuant to the mediation procedures set forth in this Paragraph 14 without the right to recover such costs from the other party and shall share equally the cost of mediation.

         15.      MISCELLANEOUS.

         15.1 This Agreement and the Confidentiality Agreement together constitute the entire understanding among the parties with respect to the subject matter hereof and supersede and replace all prior agreements, understandings, writings and discussions between the parties relating to said subject matter.

         15.2 This Agreement may be amended only by a written instrument executed by the parties hereto. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by any party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or any other condition or term.

         15.3 The terms and provisions contained in this Agreement are for the sole benefit of the parties and their successors and assigns, and they shall not be construed as conferring and are not intended to confer any rights on any other persons.

         15.4 Any delays in or failure of performance by any party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the party affected, including but not limited to acts of God; acts, regulations, or laws of any government; strikes or other considered acts of workers; fires; floods; explosions; riots; wars; rebellion; and sabotage; and any time for performance hereunder shall be extended by the actual time of delay caused by such occurrence.

         15.5 This Agreement shall not be assignable by either party, nor shall any of its obligations hereunder be delegated to a third party, without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. In the event that the other party does not respond to a request from a party for consent to an assignment or delegation within fifteen (15) days following written notice requesting such consent, such party's shall be deemed to be granted. In addition, a condition to any assignment or delegation hereunder shall be that the successor in interest expressly agrees in writing to assume the assigning or delegating party's obligations hereunder. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective permitted successors and assigns. No such assignment shall release the assigning party from its obligations hereunder. Notwithstanding the foregoing, the consent of the other party shall not be required in connection with a merger involving either Aventis R&T or Nanogen or with respect to an assignment of this Agreement in connection with, as the case may be, the acquisition, sale of all or substantially all of the assets of Aventis R&T or Nanogen, or a change of control or similar transaction.

         15.6 If any provision(s) of this Agreement are or become invalid, or are ruled illegal by any court of competent jurisdiction, or are deemed unenforceable under then current applicable law from time to time in effect during the term hereof, it is the intention of the parties hereto that the remainder of this Agreement shall not be affected thereby. It is further the intention of the parties that in lieu of each such provision which is invalid, illegal, or unenforceable, there be substituted or added as part of this Agreement, a provision which shall be as similar as possible in economic and business objectives as intended by the parties to such invalid, illegal, or unenforceable provision, but which shall be valid, legal, and enforceable, and shall be mutually agreed by the parties.

         15.7 This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to its choice of laws principles. This Agreement shall be construed and interpreted without application of any principle or rule to the effect that ambiguities are to be construed against the party responsible for drafting the agreement. The headings contained herein are for reference purposes only and shall not in any way affect the meaning of this Agreement.

         15.8 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement through duly authorized representatives as of the Effective Date.


NANOGEN, INC.

By  /s/  Harry J. Leonhardt
 ---------------------------------------------
         Harry J. Leonhardt

   Sr. Vice President and General Counsel
----------------------------------------------
           (Print Name and Title)

Date          September 24, 1999
     -----------------------------------------



AVENTIS RESEARCH & TECHNOLOGIES GMBH & CO. KG

By      /s/ Dr. Wolfgang Schuller
 ---------------------------------------------
            Wolfgang Schuller

             President, CFO
----------------------------------------------
          (Print Name and Title)

Date           September 27, 1999
----------------------------------------------



AVENTIS RESEARCH & TECHNOLOGIES GMBH & CO. KG

By    /s/ Rainer Henning
  --------------------------------------------
          Rainer Henning

      Vice President Operative Research
----------------------------------------------
          (Print Name and Title)

Date         September 27, 1999
----------------------------------------------

                                    EXHIBIT A


                             BUDGET FOR INITIAL TERM

---------------------------------------- -------------------------------------- --------------------------------------
                 YEAR                          HTS KINASE ASSAY PROGRAM             GENE EXPRESSION ASSAY PROGRAM
---------------------------------------- -------------------------------------- --------------------------------------
          11/1/99 - 12/31/99                             $ ***                                  $ ***
          01/01/00 - 12/31/00                            $ ***                                  $ ***

***  - Confidential treatment requested

                                    EXHIBIT B


                               PROGRAM INVENTIONS

                                    EXHIBIT C


                                RESEARCH PROGRAMS
***




***  - Confidential treatment requested

                                    EXHIBIT D


                                 CPR PROCEDURES

                               CPR LEGAL PROGRAM
  T O   D E V E L O P   A L T E R N A T I V E S   T O   L I T I G A T I O N



                                                  MODEL ADR PROCEDURES

                                                  MEDIATION OF BUSINESS DISPUTES
                                                                  (Revised 1991)





                        CENTER FOR PUBLIC RESOUCES, INC.
 366 Madison Ave. New York, NY 10017-3122 Tel (212) 949-6490 Fax (212)949-8859

II.  THE MODEL PROCEDURE

A.  PROPOSING MEDIATION

         Any party to a business dispute may unilaterally initiate a mediation process by contacting the other party or parties, orally or in writing, and suggesting the use of a neutral mediator to mediate efforts to arrive at a resolution. If the parties have made a contractual commitment to mediate disputes between them, or if they have subscribed to the CPR Corporate Policy Statement on Alternatives to Litigation, that commitment or policy will be invoked.

B.  SELECTING THE MEDIATOR

         Once the parties have agreed in principle to a mediation process, or at least to seriously consider mediation, they will discuss the selection of a mediator. Any party may suggest one or more candidates, or they may request a neutral organization, such as CPR, to propose candidates. The mediator must be selected by agreement of all parties.

         Any candidate for the role of mediator shall promptly disclose to the parties any circumstances known to him or her which would cause reasonable doubt regarding the candidate's impartiality. Each party shall promptly disclose any such circumstances to the other party or parties. These disclosure obligations shall be continuing until the mediation is concluded. If any such circumstances have been disclosed, before or after the individual's appointment as mediator, the individual shall not serve, unless all parties agree.

         The mediator's compensation rate will be determined before appointment. Such compensation, and any other costs of the process, will be shared equally by the parties, unless they otherwise agree. If a party withdraws but the procedure continues, the withdrawing party will not be responsible for any costs incurred after its withdrawal. Before appointment the mediator will assure the parties of his or her availability to conduct the proceeding expeditiously.

C.  GROUNDRULES OF PROCEEDING

         Once a mediator has been selected and has agreed to serve, the representatives of the parties will meet jointly with the mediator to discuss the following groundrules and any different or additional groundrules the mediator or a party wishes to propose as to the manner in which the process is to be conducted.

1.   The process is voluntary and non-binding

2. Each party may withdraw at any time after attending the first session and prior to execution of a written settlement agreement.

3.   The mediator shall be neutral and impartial.

4. The mediator controls the procedural aspects of the mediation. The parties will cooperate fully with the mediator.

(a)  The mediator is free to meet and communicate separately with each party.

(b) The mediator will decide when to hold joint meetings with the parties and when to hold separate meetings. The mediator will fix the time and place of each session and the agenda, in consultation with the parties. There shall be no stenographic record of any meeting. Formal rules of evidence will not apply.

(c) The mediator may request that there be no direct communication between the parties or between their attorneys without the concurrence of the mediator.

5. Each party may be represented by more than one person, e.g. a business executive and an attorney. Participation of a business executive is to be particularly encouraged. The mediator may limit the number of persons representing each party. At least one representative of each party will be authorized to negotiate a settlement of the dispute.

6. The process will be conducted expeditiously. Each representative will make every effort to be available for meetings.

7. The mediator will not transmit information received from any party to another party or any third party unless authorized to do so by the party transmitting the information.

8. The entire process is confidential. The parties and the mediator will not disclose information regarding the process, including settlement terms, to third parties, unless the parties otherwise agree. The process shall be treated as a compromise negotiation for purposes of the Federal Rules of Evidence and state rules of evidence.

9. The parties will refrain from pursuing administrative and/or judicial remedies during the mediation process, insofar as they can do so without prejudicing their legal rights.

10.  Unless all parties and the mediator otherwise agree in writing,

(a) the mediator will be disqualified as a witness, consultant or expert in any pending or future investigation, action or proceeding relating to the subject matter of the mediation (including any investigation, action or proceeding which involves persons not party to this mediation); and

(b) The mediator and any documents and information in the mediator's possession will not be subpoenaed in any such investigation, action or proceeding, and all parties will oppose any effort to have the mediator and documents subpoenaed.

     11. If the dispute goes into arbitration, the mediator shall not serve as an arbitrator, unless the parties and the mediator otherwise agree in writing.

     12. The mediator, if a lawyer, may freely express views to the parties on the legal issues of the dispute.

     13. The mediator may obtain assistance and independent expert advice with the agreement of and at the expense of the parties. The disclosures required by the second paragraph of Section II.B. shall apply to independent experts.

     14. Neither CPR nor the mediator shall be liable for any act or omission in connection with the mediation.

     15.  The mediator may withdraw at any time by written notice to the parties
          (I) for overriding personal reasons, (ii) if the mediator believes that a party is not acting in good faith, or (iii) if the mediator concludes that further mediation efforts would not be useful.

     16. At the inception of the mediation process, each party and representative will agree in writing to all provisions of this Model Procedure, as modified by agreement of the parties. A model Submission Agreement is attached hereto as Appendix B.

D.  PRESENTATION TO THE MEDIATOR

         Upon entering into mediation each party will submit to the mediator a statement summarizing the background and present status of the dispute and such other material and information as it deems necessary to familiarize the mediator with the dispute. Submissions may be made in writing and orally. The parties may agree to submit jointly certain records and other materials.

         The mediator may request any party to provide clarification and additional information. The mediator may raise legal questions and arguments and may request any party's attorney to brief legal issues.

         The mediator may request each party, separately or at a joint meeting, to present its case informally to the mediator.

         The parties are encouraged to exchange written statements and other materials they submit to the mediator. Such an exchange is likely to further each party's understanding of the other party's viewpoint. Except as the parties otherwise agree, the mediator shall keep confidential any submitted written materials or information. The parties and their representatives are not entitled to receive or review any such materials or information submitted to the mediator by another party or representative, without the concurrence of the latter. At the conclusion of the mediation process, upon request of a party the mediator will return to that party all written materials and information which that party had provided to the mediator.

E.  EXCHANGE OF INFORMATION

         If any party has a substantial need for documents or other material in the possession of another party, the parties shall attempt to agree on the exchange of requested documents or other material. Should they fail to agree, either party may request a joint meeting with the mediator who shall assist the parties in reaching agreement. At the conclusion of the mediation process, upon the request of a party which provided documents or other material to one or more other parties, the recipients shall return the same to the originating party without retaining copies thereof.

F.  NEGOTIATION OF TERMS

         The mediator may promote settlement in any manner the mediator believes is appropriate. Once the mediator is familiar with the case, the mediator will hold discussions with the parties' representatives. The mediator will decide when to hold joint meetings and when to meet or confer separately with each party.

         The parties are expected to initiate proposals for settlement unless, by prior agreement, they expect the mediator to be the first to propose the terms of settlement. Each party or the mediator shall provide a rationale for any settlement terms proposed.

         If the parties fail to develop mutually acceptable settlement terms, before terminating the procedure the mediator may submit to the parties a final settlement proposal which the mediator considers fair and equitable to all parties. The parties will carefully consider the mediator's proposal and, at the request of the mediator, will discuss the proposal with the mediator. If a party does not accept the final proposal, it shall advise the mediator of the specific reasons why the proposal is unacceptable.

         Efforts to reach a settlement will continue until (a) a written settlement is reached, or (b) the mediator concludes and informs the parties that further efforts would not be useful, or (c) one of the parties or the mediator withdraws from the process; provided that there are more than two parties, the remaining parties may elect to continue following the withdrawal of a party.

G.  SETTLEMENT

         If a settlement is reached, the mediator, or a representative of a party, will draft a written settlement document incorporating all settlement terms, including mutual general releases from all liability which may relate to the subject matter of the dispute. This draft will be circulated among the parties, amended as necessary, and formally executed.

         If litigation is pending, the settlement may provide that the parties will arrange for dismissal of the case promptly upon execution of the settlement agreement. The parties also may request the court to enter the settlement agreement as a consent judgment.